Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is entered into as of December 11, 2014, by and between DreamWorks Animation SKG, Inc., a Delaware corporation (“Parent”), and MK Capital II, L.P. (acting exclusively for and on behalf of all of the Escrow Participants, the “Stockholders’ Representative”). Parent and the Stockholders’ Representative are collectively referred to herein as the “Parties” and each individually as a “Party.” Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement, as defined below.

RECITALS

A.    The Parties, ATV Acquisition Corp., a Delaware corporation, and AwesomenessTV, Inc., a Delaware corporation (“Target”), are parties to that certain Agreement and Plan of Merger, dated as of May 1, 2013 (the “Merger Agreement”).

B.    The Parties have various disagreements concerning calculation of the Contingent Amounts that may become payable pursuant to Section 1.9(c) of the Merger Agreement, but desire to resolve such disagreements by amending the Merger Agreement to provide for payment of a fixed amount of Contingent Consideration.

C.    Section 10.12 of the Merger Agreement provides that, after the Closing Date, the Merger Agreement may only be amended by a written instrument duly executed and delivered by each of the Parties.

D.    The Parties desire to amend the Merger Agreement as set forth herein.

AGREEMENT

In consideration of the covenants and agreements set forth in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Amendment of Section 1.9 of the Merger Agreement. Section 1.9 of the Merger Agreement is hereby amended by adding the following to the end of such Section 1.9:

“(k)    Fixed Contingent Consideration Amount. Notwithstanding anything to the contrary in this Section 1.9, effective as of December 11, 2014 (the “Effective Date”):

(i)    The 2014 Contingent Amount shall be deemed to be $80,000,000, and the 2015 Contingent Amount shall be deemed to be $0, in each case notwithstanding the actual Adjusted EBITDA for the calendar years 2014 and 2015 and making it unnecessary for the Parties to comply with Section 1.9(b) in respect of calendar years 2014 and 2015;

(ii)    On the Effective Date, Parent shall deposit with the Payment Agent for distribution to each Escrow Participant its Pro Rata Portion of a cash amount equal to the Net Contingent Payment due in respect of the 2014 Contingent Amount, which amount may be subject to withholding in accordance with Section 1.10, and thereafter Parent shall cause the Payment Agent to distribute such Net Contingent Payment to each Escrow Participant as promptly as practicable;

(iii)    Clauses (d), (e) and (g) of Section 1.9 shall be deemed not to apply to Parent or any of its Affiliates from and after the Effective Date;

(iv)    Clause (j) of Section 1.9 shall be deemed not to apply from and after the Effective Date;

(iv)    For all purposes of this Agreement, the amounts of the 2014 Contingent Amount and the 2015 Contingent Amount set forth in clause (i) of this Section 1.9(k) shall be the Contingent Amounts where referenced in other sections of the Agreement; and

(v)    None of the Parties or their Affiliates shall have any Liability of any type in respect of any actual or purported breach of any provision set forth in Section 1.9 of the Agreement occurring prior to the Effective Date.

2.    No Other Amendments. Except as and to the extent expressly modified by this Amendment, the Merger Agreement, is not otherwise being amended, modified or supplemented and shall remain in full force and effect in accordance with its terms. Notwithstanding Section 10.15 of the Merger Agreement, for purposes of Section 10.15 of the Merger Agreement, the Merger Agreement and this Amendment together shall constitute “this Agreement.”

3.    Counterparts and Exchanges by Electronic Transmission or Facsimile. This Amendment may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Amendment (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

4.    Governing Law. This Amendment shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed as of the date first written above.

PARENT:
DREAMWORKS ANIMATION SKG, INC.

By:	/s/ Robert A. Kelly
Name:	Robert A. Kelly
Title:	Assistant Secretary

STOCKHOLDERS’ REPRESENTATIVE:

MK CAPITAL II, L.P.

By:	MK Capital Management II LLC,
its general partner

By:	MK Capital Company,
its manager

By:	/s/ Bret R. Maxwell
Name:	Bret R. Maxwell
Title: